Exhibit 99.1

Investor Relations: ICR, Inc. Brad Cohen 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222

B&G Foods Announces Third Quarter 2004 Financial Results

Parsippany, N.J., November 11, 2004 - B&G Foods, Inc. (formerly known as B&G Foods Holdings Corp.) (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today announced financial results for the thirteen weeks ended October 2, 2004.

Highlights for the thirteen weeks ended October 2, 2004 compared to the thirteen weeks ended September 27, 2003 include:

  Net sales increased 10.4% to $91.9 million

  Operating income increased 12.0% to $16.0 million

  EBITDA increased 12.4% to $17.8 million (see "About Non-GAAP Financial Measures" below)

David L. Wenner, Chief Executive Officer of B&G Foods, stated, "We are very pleased with our third quarter performance. The Ortega business continued to favorably impact our financial results while our Polaner and Trappey brands contributed strong growth during the quarter. Additionally, we successfully reduced operating costs during the quarter to offset increased packaging and ingredient costs."

Financial Results For The Thirteen Weeks Ended October 2, 2004

Net sales in the thirteen weeks ended October 2, 2004 increased 10.4% to $91.9 million from $83.3 million in the thirteen weeks ended September 27, 2003. Gross profit improved 3.6% to $27.0 million from $26.1 million in the comparable period last year. Operating income increased 12.0% to $16.0 million during the thirteen weeks ended October 2, 2004, up from $14.3 million in the thirteen weeks ended September 27, 2003. Operating margin in the thirteen weeks ended October 2, 2004 increased to 17.4% from 17.2% in the thirteen weeks ended September 27, 2003. EBITDA in the thirteen weeks ended October 2, 2004 increased 12.4% to $17.8 million from $15.8 million in the thirteen weeks ended September 27, 2003. Net income available to common stockholders in the thirteen weeks ended October 2, 2004 increased to $0.8 million or $0.05 per diluted share from a net loss of $0.2 million, or $0.01 per diluted share, in the comparable period last year.

Financial Results For The Thirty-Nine Weeks Ended October 2, 2004

Net sales for the thirty-nine weeks ended October 2, 2004 increased 21.7% to $276.4 million from $227.1 million in the comparable period of fiscal 2003. Gross profit for the thirty-nine weeks ended October 2, 2004 increased 22.7% to $85.5 million from $69.7 million in the comparable period last year. Operating income increased 29.0% to $49.6 million during the first thirty-nine weeks of fiscal 2004, up from $38.5 million in the comparable period in fiscal 2003. During the thirty-nine week period ended October 2, 2004, operating margin increased to 18.0% from 16.9% in the first thirty-nine weeks of fiscal 2003. For the thirty-nine weeks ended October 2, 2004, EBITDA increased 27.8% to $54.6 million from $42.7 million, and net income available to common stockholders increased to $4.2 million, or $0.27 per diluted share, from a net loss of $0.5 million, or $0.04 per diluted share, in the first thirty-nine weeks of fiscal 2003.

Recent Developments

Trading of B&G Foods' Enhanced Income Securities (EISs)TM began on the American Stock Exchange on October 8, 2004. Each EIS represents one share of B&G Foods' Class A common stock and $7.15 principal amount of B&G Foods' 12.0% senior subordinated notes due 2016. On October 14, 2004, B&G Foods' initial public offering and concurrent offerings of 12.0% senior subordinated notes due 2016 separate from the EISs and 8.0% senior notes due 2011 closed and B&G Foods simultaneously entered into a new senior secured revolving credit facility. From the initial public offering and concurrent offerings, B&G Foods raised net proceeds of approximately $490.7 million on October 14, 2004 and an additional $36.8 million on October 22, 2004 in connection with the exercise of the EIS underwriters' over-allotment option. The proceeds of the initial public offering, the concurrent offerings and cash on hand were used to repay all outstanding borrowings under, and terminate, B&G Foods' then existing senior secured credit facility, to repay $194.2 million of B&G Foods' $220.0 million 9 5/8% senior subordinated notes due 2007, to repurchase all of B&G Foods' outstanding preferred stock from existing stockholders and to repurchase shares of outstanding Class B common stock, options and warrants from existing stockholders. $25.8 million in proceeds from the initial public offering was set aside to redeem the remaining 9 5/8% senior subordinated notes on November 15, 2004 at a redemption price equal to 101.604%. Simultaneously with the completion of the initial public offering and the concurrent offerings, on October 14, 2004, B&G Foods, Inc. was merged with and into B&G Foods Holdings Corp. and the surviving company was renamed B&G Foods, Inc. In addition, on such date and simultaneously with the offerings, our common stock was reclassified and converted into 109.8901 shares of Class B common stock. In this press release, share and per share amounts for all periods presented give effect to this reclassification and conversion unless otherwise stated.

Commenting on B&G Foods' recently completed initial public offering, Mr. Wenner stated, "We are very pleased to have our EISs listed on the American Stock Exchange and look forward to taking advantage of its services to benefit our EIS holders and increase visibility within the investor community."

Conference Call

B&G Foods will hold a webcast and conference call at 5:00 pm ET today, November 11, 2004. The call will be webcast live over the Internet from the Company's website at under the section titled "Webcast." Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (800) 938-0653 or for international callers by dialing (973) 409-9254.

A replay of the call will be available one hour after the call by dialing (877) 519-4471 or (973) 341-3080. The password is 5353009. The replay will be available from November 11, 2004 through November 18, 2004.

About Non-GAAP Financial Measures

Certain disclosures in this press release include "non-GAAP (Generally Accepted Accounting Principles) financial measures." A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows. We present EBITDA (earnings before interest, taxes, depreciation and amortization) because we believe it is a useful indicator of our historical debt capacity and ability to service debt. We also present this discussion of EBITDA because covenants in the indenture governing our senior notes, our new revolving credit facility and the indenture governing our senior subordinated notes contain ratios based on this measure.

A reconciliation of EBITDA with the most directly comparable GAAP measure is included below for the thirteen and thirty-nine weeks ended October 2, 2004 and September 27, 2003 along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the U.S., Canada and Puerto Rico. The Company's products include Mexican-style sauces, pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, fruit spreads, pasta sauces, beans, spices, salad dressings, marinades, taco kits, salsas and taco shells. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, N.J., the Company's products are marketed under many recognized brands, including Ac'cent, B&G, B&M, Brer Rabbit, Emeril's, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega,

Polaner, Red Devil, Regina, San Del, Ac'cent Sa-Son, Trappey's, Underwood, Up Country Organics, Vermont Maid and Wright's.

Enhanced Income Securities (EISs)TM is a trademark owned by Royal Bank of Canada.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)
	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003

Net sales	$ 91,941	$ 83,310	$ 276,353	$ 227,133
Cost of goods sold	64,924	57,225	190,884	157,475
Gross profit	27,017	26,085	85,469	69,658

Operating expenses:
Sales, marketing and distribution expenses	9,646	9,814	31,866	26,219
General and administrative expenses	1,227	1,847	3,582	4,572
Management fees-related party	125	125	375	375
Operating income	16,019	14,299	49,646	38,492

Other expenses:
Interest expense, net	8,195	9,226	23,801	23,223
Income before income taxes	7,824	5,073	25,845	15,269
Provision for income taxes	3,020	1,847	9,976	5,772
Net income	4,804	3,226	15,869	9,497
Less: preferred stock dividends accumulated
and related charges	3,976	3,380	11,666	9,956
Net income (loss) available to common
stockholders	$ 828 =======	$ (154) =======	$ 4,203 =======	$ (459) =======
Basic net income (loss) available to common
stockholders per common share	$ 0.07 =======	$ (0.01) =======	$ 0.36 =======	$ (0.04) =======
Diluted net income (loss) available to common
stockholders per common share	$ 0.05 =======	$ (0.01) =======	$ 0.27 =======	$ (0.04) =======

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except par value)

(Unaudited)
Assets	October 2, 2004	January 3, 2004
Current assets:
Cash and cash equivalents	$ 9,742	$ 8,092
Trade accounts receivable, net	28,918	22,348
Inventories	89,005	80,789
Prepaid expenses	7,708	2,336
Deferred income taxes	115	115
Total current assets	135,488	113,680
Property, plant and equipment, net	44,224	43,940
Goodwill	188,629	188,629
Trademarks	193,481	193,481
Other assets	8,458	10,209
Total assets	$ 570,280 ==========	$ 549,939 ==========
Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$ 1,500	$ 1,500
Trade accounts payable	30,688	19,816
Accrued expenses	14,903	24,819
Due to related party	83	208
Total current liabilities	47,174	46,343
Long-term debt, excluding current maturities	366,345	367,296
Deferred income taxes	47,308	42,774
Other liabilities	335	347
Total liabilities	461,162	456,760

Mandatorily redeemable preferred stock:
Series C senior preferred stock, $0.01 par value per share, liquidation value $47,750 in 2004 and $43,122 in 2003. Designated 25,000 shares; issued and outstanding 25,000 shares in 2004 and 2003	47,828	43,188

Stockholders' equity:
13% Series A cumulative preferred stock, $0.01 par value per share, liquidation value $51,136 in 2004 and $46,453 in 2003. Designated 22,000 shares; issued and outstanding 20,341 shares in 2004 and 2003	-	-
13% Series B cumulative preferred stock, $0.01 par value per share, liquidation value $24,385 in 2004 and $22,031 in 2003. Designated 35,000 shares; issued and outstanding 12,311 shares in 2004 and 2003	-	-
Common stock, $0.01 par value per share. Authorized 27,472,525 shares; issued and outstanding 11,593,394 shares in 2004 and 2003	1	1
Additional paid-in capital	31,317	31,329
Accumulated other comprehensive loss	(4)	(74)
Retained earnings	29,976	18,735
Total stockholders' equity	61,290	49,991
Total liabilities and stockholders' equity	$ 570,280 ==========	$ 549,939 ==========

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

(Dollars in thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
Net income	$4,804	$3,226	$15,869	$9,497	(1)
Depreciation	1,734	1,491	4,971	4,232
Income tax expense	3,020	1,847	9,976	5,772
Interest expense, net	8,195	9,226	23,801	23,223
EBITDA(2)	17,753	15,790	54,617	42,724
Income tax expense	(3,020)	(1,847)	(9,976)	(5,772)
Interest expense, net	(8,195)	(9,226)	(23,801)	(23,223)
Deferred income taxes	1,396	1,209	4,534	3,463
Amortization of deferred financing and bond discount	641	2,541	1,925	4,028
Changes in assets and liabilities, net of effects of business combination	(10,569)	(12,124)	(19,361)	(13,524)
Net cash (used in) provided by operating activities	$(1,994)	$(3,657)	$7,938	$7,696
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(1) Net income includes an unusual bad debt expense incurred in the thirty-nine week period ended September 27, 2003 of $0.6 million ($0.4 million, net of tax) relating to Fleming Companies, Inc., which filed for Chapter 11 Bankruptcy on April 1, 2003.

(2) We define EBITDA as net income before interest, income taxes, depreciation and amortization. We believe that the most directly comparable GAAP financial measure to EBITDA is net cash (used in) provided by operating activities. The table above presents a reconciliation of EBITDA to net cash (used in) provided by operating activities. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service our debt. We also present this discussion of EBITDA because covenants in the indenture governing our senior notes, our new revolving credit facility and the indenture governing our senior subordinated notes contain ratios based on this measure. EBITDA is not a substitute for operating income, net income or net cash (used in) provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities.